Exhibit 99.(g)(5)

SECOND AMENDMENT AGREEMENT

SECOND AMENDMENT AGREEMENT, effective as of January [    ], 2008, by and between HARRIS ASSOCIATES INVESTMENT TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated as of April 1, 2002 (as amended, modified or supplemented from time to time, the “Custodian Agreement”) and an Administration Agreement dated as of April 1, 2002 (as amended, modified or supplemented from time to time, the “Administration Agreement”);

WHEREAS, IBT merged with and into Bank, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement and Administrator under the Administration Agreement; and

WHEREAS, the Fund has requested that State Street amend the Custodian Agreement and the Administration Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, neither the Custodian Agreement nor the Administration Agreement is identical to the form of custodian agreement and administration agreement customarily entered into by State Street as custodian and as administrator, in order that the services to be provided to the Fund on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.             Amendment of the Custodian Agreement.

(a)                                  Section 16, Termination, Paragraph 16.1 is hereby amended by replacing the first sentence of such paragraph 16.1 in its entirety with the following:

“The term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including June 30, 2011 (the “Initial Term”), unless earlier terminated as provided herein.”

2.             Amendment of the Administration Agreement.

(a)                                  Section 7 (a) of the Administration Agreement is hereby amended by replacing the first sentence of such Section 7(a) in its entirety with the following:

“The term of this Agreement shall commence upon the date first noted above and continue in full force and effect through and including June 30, 2011 (the “Initial Term”), unless earlier terminated as provided herein.”

3.             Miscellaneous.

(a)                                Except as amended hereby, the Custodian and Administration Agreements shall remain in full force and effect.

(b)                               The Fund hereby confirms that Appendix A to each Agreement is true, correct and complete in all respects as of the date hereof.

(c)                                This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Second Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael Rogers
Title:	Executive Vice President

HARRIS ASSOCIATES INVESTMENT TRUST

By:
Name:
Title: